[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.43

Amendment No. 2
To
Option and License Agreement

This Amendment (the “Amendment”) to the Option and License Agreement between Silence Therapeutics AG, a company incorporated under the laws of Germany (“Silence”), on the one hand, and Quark Pharmaceuticals, Inc., a California corporation, and QBI Enterprises Ltd., a company incorporated under the laws of the State of Israel (together referred to as “QBI”) (Silence and QBI together being referred to as the “Parties”), is made and entered into as of the 16th day of December, 2010 (the “Amendment Effective Date”).

WHEREAS, Silence (formerly known as Atugen AG) and QBI (one entity of which was formerly known as Quark Biotech, Inc.) are parties to an Option and License Agreement dated April 19, 2005, which has been amended by means of Addendum No. 1 dated July 13, 2007 (the “2005 Agreement”); and

WHEREAS, by payment made in April 2007, QBI exercised an option under the 2005 Agreement to designate p53 as a QBI Target thereunder; and

WHEREAS, QBI entered into an Option Agreement with Novartis International Pharmaceutical Limited dated August 17, 2010 (the “Novartis Agreement”); and

WHEREAS, the Parties had different interpretations as to the payments that would be required by QBI to Silence under the 2005 Agreement in respect of funds that QBI has received and may in the future receive pursuant to the Novartis Agreement (inclusive of the License Agreement which is an exhibit thereto); and

WHEREAS, the Parties reached written agreement on the payments that QBI will make to Silence in respect of the Novartis Agreement on November 23, 2010 (“Terms of Settlement”), and desire to amend the 2005 Agreement pursuant to the Terms of Settlement and in fulfillment of each Parties obligations thereunder;

NOW, THEREFORE, the Parties hereby agree as follows:

1.           Definition.  The 2005 Agreement is hereby amended to add a new defined term “p53 Product”, which shall mean any QBI product that inhibits the QBI Target p53 (Official Symbol: TP53 and Name: tumor protein p53 (Li-Fraumerri syndrome) [Homo sapiens], MIM: 191170, GeneID: 7157).

2.           Amendment of Section 4.5; Addition of New Section 4.7.

(a)           Section 4.5 of the 2005 Agreement is hereby amended to delete the second sentence of such Section and replace it with the following text:

1.

“Solely with respect to p53 Products, this share of the Sub-License Revenues shall be [ * ], except as provided in Section 4.7 of this Agreement.  With respect to QBI Products other than p53 Products, this share of the Sub-License Revenues shall depend on the status of the development of the respective QBI Product at the time of the grant of the sub-License as follows:”

To be specific, the Parties hereby confirm that Sections 4.5.1 and 4.5.2 of the Agreement shall not apply to p53 Products.

(b)           The 2005 Agreement is hereby amended to add a new Section 4.7 which shall read in full as follows:

“4.7           Pursuant to Amendment No. 2 to this Agreement, the Parties have agreed that QBI will make the following payments to Silence:

(a)           Within [ * ] following the Amendment Effective Date, the sum of $[ * ]; and

(b)           Within [ * ] following the occurrence of either of the following events, if such event [ * ], the sum of $[ * ]:

(1)           The [ * ]; or

(2)           The [ * ].

(c)           If neither of the events specified in clause (b) of this Section 4.7 [ * ], then QBI may elect to pay Silence the sum of $[ * ] or [ * ] in any event [ * ] with respect to Sub-License Revenue arising from p53 Products.  If neither of the events specified in clause (b) of this Section 4.7 [ * ], and QBI has not paid Silence the sum of $[ * ] pursuant to clause (c) of this Section 4.7 [ * ], then the first sentence of sentence of Section 4.5 shall be automatically amended as of such date, without any further action of the Parties, to [ * ].  If [ * ] in the sharing ratio of Sub-License Revenues derived from p53 Products occurs, then the $[ * ] payment shall not be due.”

3.           Novartis Agreement.  In consideration of the amendment provided for herein, Silence agrees that, with respect to p53 Products, except for the payments provided for in new Section 4.7 of the 2005 Agreement, no payment shall be due from QBI to Silence in respect of the [ * ] payment by Novartis to QBI under the Novartis Agreement.  Silence further agrees that the payments to be made by QBI to Silence pursuant to Section 4.5 of the 2005 Agreement (as amended by this Amendment No. 2) in respect of payments received or to be received by QBI under the Novartis Agreement shall be [ * ] under the 2005 Agreement solely with respect to p53 Products (and in particular, that [ * ] under Section [ * ] of the 2005 Agreement as long as the Novartis Agreement is in effect).  The invoice previously submitted by Silence to QBI for a payment of [ * ] under Section [ * ] of the 2005 Agreement [ * ] is hereby withdrawn.

4.           Authorization.  Each Party hereby represents and warrants that the execution and delivery of this Amendment has been duly and validly authorized by all necessary corporate action on the part of such Party, and that this Amendment is a valid and binding agreement of such Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.

5.           Continuing Force and Effect; General.  The 2005 Agreement, as amended hereby, shall remain in full force and effect.  This Amendment sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them with respect to the subject matter hereof.  Defined terms used but not defined herein shall have the meaning ascribed to them in the 2005 Agreement.

6.           Governing Law.  This Amendment shall be construed in accordance with the Laws of Switzerland.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. Two as of the Amendment Effective Date by their duty executed representatives, as set forth below.

Quark Quark Pharmaceuticals, Inc. and QBI Enterprises Ltd. By: /s/ D. Zurr Daniel Zurr, CEO
Silence Silence Therapeutics AG By: /s/ Thomas Christély Thomas Christély, CEO	By: /s/ Klaus Giese Klaus Giese, CSO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.